[LOGO OF MELLON]	News Release

Contact:	Media	Analysts	Corporate Affairs
	Ken Herz	Andy Clark	One Mellon Center
	(412) 234-0850	(412) 234-4633	Pittsburgh, PA 15258-0001

FOR IMMEDIATE RELEASE

MELLON COMPLETES CITIZENS TRANSACTION
— Sale of retail operations repositions Mellon as global provider of fee-based asset management and processing and corporate services —

PITTSBURGH, December 1, 2001-Mellon Financial Corporation today completed the previously announced sale of its mid-Atlantic region consumer, small business and certain middle market banking operations to Citizens Financial Group.

        The approximately $2.1 billion in proceeds received by Mellon at the closing represents a 16% cash purchase price premium on deposits. Mellon expects to report an after-tax gain of approximately $900 million in the fourth quarter from the transaction.

        "The sale of our Retail operations essentially completes our strategic transformation from a traditional bank to a global financial services company," said Martin G. McGuinn, Mellon chairman and chief executive officer. "Mellon emerges from this transaction as a global provider of asset management and processing and corporate services, with leading market positions in businesses that extend across a broad continuum of investment management and investment services activities. Our portfolio of product and service offerings represents a uniquely balanced and diversified array of financial capabilities. This will allow us to pursue significant growth opportunities while also achieving high levels of performance."

        "The Citizens transaction has been a resounding success not just in terms of its strategic outcome, but also in terms of how we reached that destination. Each of its key aspects delivers a significant benefit to our customers, employees, shareholders and local communities."

        Notable objectives accomplished in connection with the Citizens transaction include the following:

Former Retail customers will be served by an outstanding bank, with a strong community reinvestment record, committed to keeping all Mellon branches open and working cooperatively with Mellon to insure a smooth transition.

Essentially all of Mellon's 4,100 retail employees are now part of an organization committed to investing in and expanding the attractive, highly profitable franchise Citizens has acquired.

An initial network of 18 specialized private wealth management offices provides a high level of service to Mellon's private banking clients in Pennsylvania, Delaware and Maryland.

Citizens will offer Dreyfus mutual funds at all of its bank branches in New England and the mid-Atlantic region.

Mellon announces completion of Citizens transaction
December 1, 2001

Citizens is establishing dual Pennsylvania headquarters in Pittsburgh and Philadelphia; its western Pennsylvania headquarters are at 525 William Penn Place, Pittsburgh, which is owned by Mellon.

        Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world's leading providers of financial services for affluent individuals and institutions and corporations, providing private wealth management, institutional asset management, mutual funds, trust and custody, benefits consulting and administration, investor services and cash management. Mellon has more than $2.6 trillion in assets under management, administration or custody, including more than $545 billion under management. Its asset management companies include The Dreyfus Corporation and U.K.- based Newton Investment Management.

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